10f-3 Transactions


Fund:   Tax Managed Equity Fund
Issuer: Corvis Corp.
Offering Type: U.S. Registered
Offering Date: 7/27/00
Trade date: 7/27/00
Unit Price: $36.00
Price paid per share: $36.00
Years of Continuous Operation: 3+
Underwriting Type: Firm
Underwriting spread: $2.52
Total price paid by Portfolio: $94,176
Total Size of Offering: $1,138,500,000
Total price paid by Portfolio plus Total price
 Paid for same securities purchased by the same
 Investment adviser for other investment
 companies: $5,870,160
Underwriter form whom the Portfolio purchased: First Boston
If the affiliate was lead or co-lead manager, was the instructions given to First Boston: Yes